EMPLOYMENT AGREEMENT

The Employment Agreement is entered into this 19th day of December, 2011 and effective as of date, between Axion Power International, Inc., a Delaware corporation, having a place of business at 3601 Clover Lane, New Castle, Pennsylvania 16105 (the “Company”) and Vani Kumar Dantam, of 13044 West Elster Way, Fishers, IN 46037 (the “Employee”).

A.	The Company is engaged in research, development, manufacturing and sales relating to a novel technology for a supercapacitor/battery hybrid that replaces the lead-based negative electrode in a lead-acid battery with a highly permeable nanoporous carbon electrode; and in research, development, manufacturing and sales relating to both conventional and advanced lead acid batteries including new grid technologies for the positive and potentially the negative late and carbon additives to the standard lead acid battery; and is exploring various other integration technologies for stationary and motive applications.

B.	The Company owns all of the proprietary interests in the Company’s good will and its Confidential Information (as hereinafter defined), all of which information is not publicly available and is considered by the Company to be confidential trade secrets. The Company imparts to its Employees, and said Employees require during the course of their employment, access to Confidential Information.

C.	Employee during the course of employment with the Company: (i) will obtain material knowledge and information regarding the Company’s Customers, including without limitation Customers’ specialized requirements, preferences and financial condition, all of which are materially important in the Company’s business relationship with such Customers; (ii) may perform duties for the Company, which duties themselves are of a highly confidential nature; (iii) is encouraged by the Company to develop personal relationships with the Company’s suppliers, Customers and prospective Customers; (iv) generally has access to Confidential Information; and (v) has developed and will develop expertise in the field of lead-acid batteries, Axion’s PbC Technology, battery testing, carbon sheeting, and other technologies currently under development by Axion.

D.	The Company is vulnerable to unfair post-employment competition by Employee, since Employee has access to Confidential Information and has personal relationships with the Company’s suppliers, Customers and prospective Customers.

E.	Employee acknowledges the vulnerability of the Company to post-employment competition by Employee and is willing to enter into this Agreement with the Company, pursuant to which Employee agrees not to disclose any of the Company’s Confidential Information and not to compete against the Company following termination of employment for the time periods and to the limited extent set forth in this Agreement.

F.	The Company desires to employ Employee as its Sr. Vice President, Business Development Sales and Marketing and Employee desires to accept such employment, pursuant to the terms set forth in this Agreement.

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NOW, THEREFORE, in consideration of the promises and of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

1)	Employee Representations and Warranties. The Employee represents and warrants to the Company that he is free to accept employment hereunder and that he has no prior or other obligations or commitments of any kind to anyone that would in any way hinder or interfere with his acceptance of the full, uninhibited and faithful performance of this Agreement, or the exercise of his best efforts as an employee of the Company.

2)	Employment and Duties. The Company shall employ the Employee as its Vice President - Business Development, Sales and Marketing, and he will report directly to Thomas Granville, Chief Executive Officer.

3)	Conduct of Employee. During the entire Term of this Agreement, the Employee shall devote his full business time, effort, skill and attention to the affairs of the Company and its subsidiaries, will use his best efforts to promote the interests of the Company, and will discharge his responsibilities in a diligent and faithful manner, consistent with sound business practices. In furtherance of the foregoing:

a)	The Employee understands and agrees that he owes the Company a fiduciary duty, without limiting any other obligations or requirements that are imposed on the Employee by this Employment Agreement or by law. As such, the Employee shall occupy a position of and commit to the highest degree of trust, loyalty, honesty and good faith in all of his dealings with and on behalf of the Company.

b)	The Employee represents that his employment by the Company will not conflict with any obligations which he has to any other person, firm or entity. The Employee specifically represents that he has not brought to the Company (during the period before the signing of this Agreement) and he will not bring to the Company any materials or documents of a former or present employer, or any confidential information or property of any other person, firm or entity.

c)	The Company does not offer, pay or receive payments in exchange for the referral of a customer. The Employee shall not receive any remuneration from any outside person or entity related to the services performed by the Employee for the Company or the products purchased or sold by the Company.

d)	The Employee shall comply with all applicable laws, including Federal, State and Municipal purchasing requirements. The Employee understands that failure to do so exposes the Company, its officers, directors, Employees and agents to possible sanctions, monetary penalties, criminal prosecution and other disciplinary actions. The Employee shall seek appropriate guidance from the Company when the application of a law is unclear.

4)	Conditions of Employment.

a)	Term of Employment. Unless terminated earlier in accordance with the provisions of this Agreement, the Company will employ the Employee for a period commencing on January 1, 2012 and terminating on December 31, 2014 (the “Term”).

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b)	Place of Employment. The Employee shall occupy offices at the Company’s facility in New Castle, PA. The Employee shall not be required to relocate to any other business location maintained by the Company although the Employee expressly agrees that regular travel shall be necessary as part of his duties.

c)	Ownership of Company Records and Reports. The Employee shall not, except in the performance of his duties hereunder, at any time or in any manner make or cause to be made any copies, pictures, duplicates, facsimiles, or other reproductions or recordings or any abstracts or summaries of any reports, studies, memoranda, correspondence, manuals, records, plans or other written or otherwise recorded materials of any kind whatever belonging to or in the possession of the Company, or of any subsidiary or affiliate of the Company, including but not limited to materials describing or in any way relating to the Company’s business activities including, but not limited to, its proprietary techniques and technologies, its operational and financial matters, its business and financial and development plans, its personnel training and development programs and its industry relationships. The Employee shall have no right, title or interest in any such material, and the Employee agrees that, except in the performance of his duties hereunder, he will not, without the prior written consent of the Company remove any such material from any premises of the Company, or any subsidiary or affiliate of the Company, and immediately upon the termination of his employment for any reason whatsoever Employee shall return to the Company all such material in his possession.

d)	It is expressly agreed and understood that the Employee shall execute and be bound by the terms and conditions of the Employee Agreement, which is attached hereto and made a part hereof as Exhibit A.

5)	Compensation.

a)	The Company shall compensate the Employee for all services to be rendered by him during the Term as follows:

b)	The Employee shall receive an annualized salary of $225,000 paid on a regular basis according to company payroll practice, which at the time of signing is bi-weekly (subject to change), for services rendered during the period commencing on January 1, 2012 and terminating on December 31, 2014. The Employee’s salary shall be reviewed on an annual basis. The amount of such Salary shall be eligible for adjustment, if any, subject to renegotiation based on the performance of the Employee and the performance of the Company. The Employee will also be eligible for bonus awards, based on plans, programs and/or milestones established by the CEO and advice and consent from the Compensation Committee of the Board of Directors.

c)	The Employee shall participate in any Employee compensation plans adopted by the shareholders of the Company; provided, however, that the discretionary authority to determine the level of the Employee’s participation therein and the terms and conditions of such participation shall remain vested in the CEO and the Compensation Committee of the Board of Directors and the Compensation Committee shall have the authority to adjust such participation upward or downward from time to time in its sole discretion.

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d)	During the Term of this Agreement, the Company will reimburse the Employee for all reasonable business expenses incurred by him on behalf of the Company in the performance of his duties hereunder upon presentation of vouchers, receipts or other evidence of such expenses in accordance with the policies of the Company.

e)	Notwithstanding any other provision of this Agreement, it is agreed that the Employee shall be entitled to receive such incentive bonuses, stock options and other benefits as the Compensation Committee of the Board of Directors may grant from time to time, and any income tax liabilities arising there from shall be due and payable at the Employee’s sole expense, and the Employee acknowledges that the Company may make appropriate withholding from salary for such grants.

f)	A Sales and Marketing Incentive Plan, Exhibit D, will outline Employee’s opportunity to earn incentive compensation in 2012. Incentive programs will be developed for subsequent years of this Agreement after completion and acceptance of business development, sales and marketing plans with a minimum annual incentive opportunity of 25% of base annualized salary.

g)	Employee will be eligible for a sign on bonus of $10,000 upon execution of this agreement if made on or before December 31, 2011 to be paid in the first pay period after the Employee joins the Company as a fulltime employee as Vice President – Business Development , Sales and Marketing. The sign on bonus of $10,000 will be repaid to the Company by the Employee if he voluntarily terminates his employment with the Company during the term of this Agreement.

6)	Stock Purchase Option.

a)	The Company acknowledges that the Employee has agreed to devote substantially all of his business time and effort to the Company during the entire Extended Term of this Agreement. In recognition of the opportunity costs associated with such actions, the Employee is hereby granted an option to purchase 150,000 shares of the Company’s common stock at an exercise price of $1.50 per share. 15,020 options shall vest upon execution of this contract and starting at the end of the third month, 3,970 options will vest monthly through the remaining thirty-four months of this contract. If the Employee’s employment is terminated by the Company without cause (as defined in Section 7) or terminated by the Employee for good reason (as defined in Section 7), all unvested options shall immediately vest and become exercisable. In all other cases, all unvested options shall immediately terminate.

b)	Furthermore, all unvested options shall vest in the Employee immediately prior to the consummation of (i) any merger, consolidation or similar business combination transaction where the Company is not the surviving entity, (ii) any sale of all or substantially all of the Company’s assets where the proceeds are intended for distribution to the stockholders, (iii) any change in control whereby one group, or a number of groups acting in concert, obtains more than 50% of the Company’s outstanding, or outstanding and issuable equity instruments. Notwithstanding the generality of the foregoing, rights represented by vested options shall not be affected by the termination of the Employee’s employment because of the disability or death of the Employee. From and after the vesting dates, the vested options may be exercised at any time or from time to time, in whole or in part, for a period of five (5) years. The Option Agreement attached hereto as “Exhibit B” shall be executed concurrently with this Agreement.

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c)	Employee specifically acknowledges that all options in paragraphs 6 are fully restricted from resale under federal and state securities laws and regulations. Such restrictions from resale remain even after the vesting of such options, and all such options (including shares received upon option exercise) shall bear appropriate legends prohibiting resale, which shall not be removed upon vesting. The Company shall have no obligation to register such shares and options, which will remain unregistered in perpetuity, and the Company has no obligation to assist employee in finding exemptions from registration. Notwithstanding the foregoing, Employee is fully responsible for all income tax liability, if any, arising from such options and the sale of stock, and the Company has no obligation to reimburse Employee or assist in any other arrangements regarding such liability.

7)	Termination of Employment.

a)	This Agreement and the compensation payable to Employee hereunder shall terminate and cease to accrue forthwith upon Employee’s death.

b)	If the Employee’s employment is terminated (i) other than for cause (as defined below) by the Company, or (ii) by the Employee for good reason (as defined below), the Company shall pay to Employee an aggregate severance amount equal to Fifty % (50%) of the Employee’s annual base salary in effect as of the date of such termination (i.e., six) months’ base salary and such amount being referred to as the “Severance Amount”). The Severance Amount may be paid as part of the regular ongoing payroll for the specified time, provided that payment of the Severance Amount shall be contingent upon the Employee signing the release and waiver agreement in Exhibit C.

For the purposes of this Agreement, “cause” for termination by the Company shall mean (i) a material breach of this Agreement by Employee; (ii) a breach of Employee’s duty of loyalty to the Company or any act of dishonesty with respect to the Company or its stockholders, customers or suppliers; (iii) Employee’s continued failure or refusal to perform, in any material respect, any duty or responsibility to the Company which is normally attached to Employee’s position, provided, however, any subsequent failure or refusal to perform such duty or responsibility shall entitle the Company to terminate employment for Just Cause without notice or an opportunity to cure; (iv) Employee’s gross negligence or willful misconduct in performing those duties which are normally attached to Employee’s position; (v) the commission by Employee of an act of fraud, conversion, misappropriation (including the unauthorized use or disclosure of confidential or proprietary information of the Company) or embezzlement or crime of moral turpitude; (vi) a conviction of or guilty plea or confession by Employee to any fraud, conversion, misappropriation, embezzlement or felony; (vii) the exposure of the Company to any criminal liability or loss of business opportunity or reduction in revenues or increase in losses substantially caused by the conduct of Employee which results in a material adverse effect upon the Company’s business, operations, financial condition or results of operations or the exposure of the Company to any bona fide claims which may result in civil liability caused by Employee’s unlawful harassment in employment; or (viii) the repeated taking of any action prohibited (a) by the Board or any of the Executive Officers, provided that Employee has received at least one written notice of having taken an action so prohibited, or (b) by this Agreement. For purposes of this Agreement, “Employee’s duty of loyalty to the Company” shall include Employee’s fiduciary obligation to place the interests of the Company ahead of Employee’s personal interests and thereby not knowingly profit personally at the expense of the Company, and shall also include specifically the affirmative obligation to disclose promptly to the Board any known conflicts of interest Employee may have with respect to the Company, and the negative obligations not to usurp corporate opportunities of the Company, not to engage in any “conflict-of-interest” transactions with the Company (without the approval of the Board), and not to compete directly with the Company (without the approval of the Board). Good Reason shall mean the occurrence or failure to cause the occurrence, as the case may be, without your express written consent, of any of the following circumstances: (i) material demotion (except in connection with the termination of your employment for Cause or as a result of your death, or temporarily as a result of your illness or other absence), (ii) any material breach by the Company of any provision of this Agreement; or (iii) failure of any successor to the Company (whether direct or indirect and whether by merger, acquisition, consolidation or otherwise) to assume in a writing delivered to you upon the assignee becoming such, the obligations of the Company hereunder.

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c)	At the end of the term of this Agreement, the Employee’s employment may be terminated by either party for any reason, or for no reason, upon written notice given not less than ninety (90) days prior to the termination date. Non-renewal of contract is not grounds for being eligible for a severance payment.

8)	Specific Performance.

If any portion of this Agreement is found by a court of competent jurisdiction to be too broad to permit enforcement of such restriction to its full extent, then such restriction shall be enforced to the maximum extent permitted by law, and the Employee hereby consents and agrees that such scope may be judicially modified accordingly in any proceeding brought to enforce such restriction. All provisions of this Agreement are severable, and the unenforceability or invalidity of any single provision hereof shall not affect any remaining provision. The Employee acknowledges and agrees that the Company’s remedy at law for any breach of any of his obligations hereunder would be inadequate, and agrees and consents that temporary and permanent injunctive relief may be granted in any proceeding that may be brought to enforce any provision of this Agreement without the necessity of proof of actual damage and without any bond or other security being required. Such remedies shall not be exclusive and shall be in addition to any other remedy, which the Company may have.

9)	Miscellaneous:

a)	The failure of a party to insist on any occasion upon strict adherence to any Term of this Agreement shall not be considered to be a waiver or deprive that party of the right thereafter to insist upon strict adherence to that Term or any other Term of this Agreement. Any waiver must be in writing.

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b)	All notices and other communications under this Agreement shall be in writing and shall be delivered personally or mailed by registered mail, return receipt requested, and shall be deemed given when so delivered or mailed, to a party at such address as a party may, from time to time, designate in writing to the other party.

c)	Notwithstanding the termination of the Employee’s employment hereunder, the provisions of Paragraphs 6, 7, 8 and 9 survive such termination.

d)	This Agreement shall be assigned to and inure to the benefit of and be binding upon, any successor to substantially all of the assets and business of the Company as a going concern, whether by merger, consolidation, liquidation or sale of substantially all of the assets of the Company or otherwise.

e)	This Agreement constitutes the entire Agreement between the parties regarding the above matters, and each party acknowledges that there are no other written or verbal Agreements or understandings relating to such subject matter between the Employee and the Company or between the Employee and any other individuals or entities other than those set forth herein. No amendment to this Agreement shall be effective unless it is in writing and signed by both the parties hereto.

f)	This agreement shall remain confidential between the parties and not disclosed to anyone unless agreed to by both parties or otherwise required under law.

g)	Paragraph 6 of this Agreement shall be construed in accordance with the General Corporation Law of Delaware. All other provisions of this Agreement shall be construed according to the laws of the Commonwealth of Pennsylvania pertaining to Agreements formed and to be formed wholly within the Commonwealth of Pennsylvania. The Employee represents and warrants that he has reviewed this Agreement in detail with his legal and other advisors, as he considers appropriate, and that he fully understands the consequences to him of its provisions. The Employee is relying on his own judgment and the judgment of his advisors with respect to this Agreement.

h)	In the event a dispute arises out of, in connection with, or with respect to this Agreement, or any breach thereof, such dispute shall, on the written request of one party delivered to the other party, be submitted to and settled by binding arbitration before a single arbitrator conducted in New Castle, Pennsylvania, United States in accordance with the Laws of the Commonwealth of Pennsylvania. The award of such arbitrator shall be final and may be entered by any party hereto in any court of competent jurisdiction. The party against whom the arbitrator’s award is rendered shall pay all costs and expenses of such arbitration, unless the arbitrator shall specifically allocate costs in a different manner because the award is not entirely in favor of either party.

i)	This Agreement may be executed in any number of counterparts, which will each be deemed to be an original for all purposes hereof.

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IN WITNESS WHEREOF, the parties have signed this Agreement intending to be bound thereby.

AXION POWER INTERNATIONAL, INC.

/s/ Thomas Granville	January 6, 2012
Thomas G. Granville, Chief Executive Officer	Date signed

/s/ Vani Kumar Dantam	December 26, 2011
Employee Signature	Date signed

Vani Kumar Dantam
Employee Printed Name

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EXHIBIT A

Employee Agreement

AXION POWER INTERNATIONAL, INC.

EMPLOYEE AGREEMENT

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DANTAM	VANI	K.

A)	DEFINITIONS

1)	AXION means Axion Power International, Inc., and any existing or future subsidiaries, owned or controlled, directly or indirectly by Axion.

2)	CONFIDENTIAL INFORMATION means information, not generally known, and proprietary to Axion, including trade secret information, about Axion’s processes and products, including information relating to research, development, manufacture, purchasing, accounting, engineering, marketing, merchandising, selling, leasing, servicing, finance and business systems and techniques. All information disclosed to me, or to which I have reasonable basis to believe to be Confidential Information, or which is treated by Axion as being Confidential Information, shall be presumed to be Confidential Information.

3)	INVENTIONS means discoveries, improvements and ideas (whether or not shown or described in writing or reduced to practice) and works of authorship, whether or not patentable or copyrightable, (1) which relate directly to the business of Axion, or (2) which relate to Axion’s actual or demonstrably anticipated research or development, or (3) which result from any work performed by me for Axion, or (4) for which equipment, supplies, facility or trade secret information of Axion is used, or (5) which is developed on any Axion time.

4)	CONFLICTING PRODUCT means any product, process, system or service of any person or organization other than Axion, in existence or under development, which is the same as or similar to or competes with, or has a usage allied to, a product, process, system or service upon which I work (in either a sales or a non-sales capacity) during the last three years of my employment by Axion, or about which I acquire Confidential Information

5)	CONFLICTING ORGANIZATION means any person or organization which is engaged in or about to become engaged in, research on or development, production, marketing, leasing, selling or servicing of a Conflicting Product.

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B)	Agreement

I AM EMPLOYED OR DESIRE TO BE EMPLOYED BY AXION IN A CAPACITY IN WHICH I MAY RECEIVE OR CONTRIBUTE TO CONFIDENTIAL INFORMATION. IN CONSIDERATION OF SUCH EMPLOYMENT OR CONTINUED EMPLOYMENT, AND THE WAGES OR SALARY AND OTHER EMPLOYEE BENEFITS IN COMPENSATION FOR MY SERVICES, AND IN CONSIDERATION OF BEING GIVEN ACCESS TO CONFIDENTIAL INFORMATION; I AGREE THAT:

1)	With respect to Inventions made, authorized or conceived by me, either solely or

2)	jointly with others, (1) during my employment, whether or not during normal working hours or whether or not at Axion’s premises; or (2) within one year after termination of my employment, I will:

a)	Keep accurate, complete and timely records of such Inventions, which records shall be Axion property and be retained on Axion’s premises.

b)	Promptly and fully disclose and describe such Inventions in writing to Axion.

c)	Assign (and I do hereby assign) to Axion all of my rights to such Inventions and to applications for letters patent and/or copyright in all countries and to letters patent and/or copyrights granted upon such Inventions in all countries,

d)	Acknowledge and deliver promptly to Axion (without charge to Axion but at the expense of Axion) such written instruments and to do such other acts as may be necessary in the opinion of Axion to preserve property rights against forfeiture, abandonment or loss and to obtain and maintain letters patent and/or copyrights and to vest the entire right and title thereto in Axion.

e)	At the request of Axion and at its cost, the Employee shall assist Axion, or any person or persons from time to time designated by it, to obtain the copyright, trademark and/or grant of patents in the United States and/or in such other country or countries as may be designated by Axion, covering such improvements, discoveries, ideas and inventions and shall in connection therewith and in connection with the defense of any patents execute such applications, statements or other documents, furnish such information and data and take all such other action (including, but not limited to, the giving of testimony) as Axion may from time to time reasonably request.

NOTICE: This is to notify you that paragraph A of this Axion “Employee Agreement” you are being asked to sign as a condition of your employment does not apply to an Invention for which no equipment, supplies, facility or trade secret information of Axion was used and which was developed entirely on your own time, and (1) which does not relate (a) directly to the business of Axion or (b) to Axion’s actual or demonstrably anticipated research or development, or (2) which does not result from any work performed by you for Axion. If any exists, a detailed list of it should be attached to this agreement as an addendum.

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3)	EXCEPT as required in my duties to Axion, I will never, either during my employment by Axion or thereafter, use or disclose any Confidential Information as defined in paragraph 2 hereinabove.

4)	UPON termination of my employment with Axion, all records and any compositions, articles, devices, and other items which disclose or embody Confidential Information including all copies or specimens thereof in my possession, whether prepared or made by me or others, will be left with Axion.

5)	EXCEPT as listed at the end of this Agreement, I will not assert any rights under any Inventions as having been made, conceived, authored or acquired by me prior to my being employed by Axion.

6)	FOR a period of two years after termination of my employment with Axion:

a)	I will inform any new employer, prior to accepting employment of the existence of this Employee agreement and provide such employer with a copy thereof.

b)	If I have been or am employed by Axion in a sales capacity, I will not render services in the United States, directly or indirectly, to any Conflicting Organization in connection with the development, manufacture, marketing, sale, merchandising, leasing, servicing or promotion of any Conflicting Product to any person or organization upon whom I called, or whose account I supervised on behalf of Axion, at any time during the last three years of my employment by Axion.

c)	If I have been or am employed by Axion in a non-sales capacity, I will not render, to any Conflicting Organization, services, directly or indirectly, in the United States or in any country in which Axion has a plant for manufacturing a product upon which I work during my employment by Axion or in which Axion provides a service in which I participate during my employment by Axion, except that I may accept employment with a large Conflicting Organization whose business is diversified (and which has separate and distinct divisions), and which as to part of its business is not a Conflicting Organization, provided Axion, prior to my accepting such employment, shall receive separate written assurances satisfactory to Axion from such Conflicting Organization and from me, that I will not render services directly or indirectly in connection with any Conflicting Product.

d)	If I am unable to obtain employment consistent with my abilities and education, within one month after termination of my employment with Axion, solely because of provisions of this paragraph, such provisions shall thereafter continue to bind me only as long as Axion shall make payments to me equal to my monthly base pay at termination (exclusive of extra compensation, bonus or Employee benefits) for each month of such unemployment commencing with the second month after termination of my employment with Axion.

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1)	I agree that I will, during each month of such unemployment, make conscientious and aggressive efforts to find employment; and I will, within ten days after the end of each calendar month, give Axion a detailed written account of my efforts to obtain employment. Such account will include a statement by me that although I aggressively sought employment, I was unable to obtain it solely because of the provisions of this Agreement.

2)	It is understood that Axion shall, at its option, be relieved of making a monthly payment to me for any month during which I failed to seek employment conscientiously and aggressively, and to account to Axion, as provided for above.

3)	Axion is obligated to make such payments to me, upon my fulfillment of the conditions set forth above, for 23 consecutive months unless Axion gives me written permission to accept available employment, or gives me a written release from the obligations of paragraph E.

4)	Axion’s obligation to make such monthly payments shall terminate upon my death or upon my obtaining employment. I agree that I will give prompt written notice of such employment to Axion.

5)	Axion shall not be liable, under this Agreement, or in any action relating thereto, for any amount greater than the equivalent of 23 such monthly payments, less amounts paid to me by Axion pursuant to this Agreement; Axion not being obliged to make a payment to me for the first month of such unemployment.

e)	If, after termination of my employment with Axion, I obtain other employment but because of the provisions of paragraph E, my position is such that my gross monthly income will be less than that which I last received from Axion as monthly base pay at termination, then Axion’s obligations to make payments to me for the period specified in paragraph E, d. I will be limited to the difference between my monthly base pay at Axion, at termination, and the gross monthly income I will receive in my subsequent employment (6), d),1)).

f)	ALL MY obligations under paragraphs A through D of this Agreement shall be binding upon my heirs, spouses, assigns and legal representatives.

g)	IF ANY provision of this Agreement shall contravene any statute of a particular state which I perform services for Axion, then this Agreement shall be construed as if such provision is not contained herein insofar as enforcement of this Agreement against me in such particular state is concerned.

h)	THIS AGREEMENT replaces any existing Agreement entered into by me and Axion relating generally to the same subject matter; but such replacement shall not affect rights and obligations of either party arising out of any such prior Agreement which shall then continue to be in effect for that purpose.

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IN WITNESS WHEREOF, the parties have signed this Agreement intending to be bound thereby.

AXION POWER INTERNATIONAL, INC.

Thomas G. Granville, Chief Executive Officer	Date signed

Employee Signature	Date signed

Employee Printed Name

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EXHIBIT B

NONQUALIFIED STOCK PURCHASE OPTION AGREEMENT RECITALS

WHEREAS, the Company and the Optionee have entered into an employment agreement that requires the Company to grant the Optionee an option to purchase shares of the Company’s common stock at a price of $1.50 per share as partial consideration for the services to be rendered under the agreement; and

WHEREAS, the Board of Directors (the “Board”) has determined that it would be in the best interests of the Company and its stockholders to grant the option provided for herein (the “Option”) as an inducement to serve as an employee of the Company and to provide Optionee with a proprietary interest in the future of the Company;

NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties hereto agree as follows:

1)	Grant of the Option. The Company hereby grants to Optionee the right and option to purchase, on the terms and conditions hereinafter set forth, all or any part of an aggregate of 150,000 shares (the “Stock”) of the presently authorized but unissued common stock, par value $0.0001 per share, of the Company (the “Common Stock”). The purchase price of the Stock subject to this Option shall be $1.50 per share.

2)	Vesting of the Option. As long as the Optionee remains an employee of the Company, the options granted hereby shall vest based on the following schedule:

15,020 options shall vest upon signing this agreement

3,970 options shall vest on the last day of each month commencing March 1, 2012 through and including December 31, 2014

If the Optionee’s employment is terminated by the Company without good reason or terminated by the Optionee for good reason, all unvested options shall immediately vest and become exercisable. In all other cases, all unvested options shall immediately terminate. From and after the vesting dates, the vested options may be exercised at any time or from time to time, in whole or in part, for a period of five (5) years. Notwithstanding the generality of the foregoing, rights represented by vested options shall not be affected by the termination of the Optionee’s employment because of the disability or death of the Optionee.

3)	Exercise of Option.

a)	Vested Options may only be exercised by the Optionee who shall have the right to exercise such Option in whole or in part, at any time or from time to time during the period commencing on a vesting date and terminating on the third anniversary of such vesting date. The Option is not transferable or assignable by the Optionee other than by will, as a result of the laws of descent and distribution or pursuant to a Qualified Domestic Relations Order, If the Option is transferred by will, as a result of the laws of descent and distribution or pursuant to a Qualified Domestic Relations Order, the transferee shall have all of the rights, powers and privileges that the Optionee would have had in the absence of such a transfer.

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b)	This Option may be exercised by written notice of intent to exercise the Option delivered to the Company at its principal office no fewer than five days in advance of the effective date of the proposed exercise. Such notice shall be accompanied by this Agreement, shall specify the number of shares of Common Stock with respect to which the Option is being exercised and shall specify the proposed effective date of such exercise. Such notice shall also be accompanied by payment in full to the Company at its principal office of the option price for the number of shares of the Common Stock with respect to which the Option is then being exercised. The payment of the option price shall be made in cash or by certified check, bank draft, or postal or express money order payable to the order of the Company or, with the consent of the Board, in whole or in part in Common Stock which is owned by the Optionee and valued at its Fair Market Value on the date of exercise. Any payment in shares of Common Stock shall be effected by delivery of such shares to the Secretary of the Company, duly endorsed in blank or accompanied by stock powers duly executed in blank, together with any other documents or evidence as the Secretary of the Company shall require from time to time.

c)	Upon the Company’s determination that the Option has been validly exercised as to any of the Stock, the Secretary of the Company shall issue a certificate or certificates in the Optionee’s name for the number of shares set forth in his written notice. However, the Company shall not be liable to the Optionee for damages relating to any delays in issuing the certificate(s) to him, any loss of the certificate(s), or any mistakes or errors in the issuance of the certificate(s) or in the certificate(s) themselves.

4)	Term of Employment. This Option shall not grant to Optionee any right to continue serving as an employee of the Company.

5)	Notices; Deliveries. Any notice or delivery required to be given under the terms of this Option Agreement shall be addressed to the Company in care of its Chief Executive Officer at its principal office, 3601 Clover Lane, New Castle, Pennsylvania, 16105, and any notice or delivery to be given to Optionee shall be addressed to him at such address as the Optionee may hereafter designate in writing. Any such notice or delivery shall be effective as of the date of receipt.

6)	Disputes. As a condition of the granting of the Option hereby, the Optionee and his heirs and successors agree that any dispute or disagreement which may arise hereunder shall be determined by the Board in its sole discretion and judgment, and that any such determination and any interpretation by the Board of the terms of this Option shall be final and shall be binding and conclusive, for all purposes, upon the Company, Optionee, his heirs and personal representatives.

7)	Legend on Certificates. The certificate(s) representing the shares of Stock purchased by exercise of this Option will be stamped or otherwise imprinted with a legend in such form as the Company or its counsel may require with respect to any applicable restrictions on the sale or transfer of such shares and the stock transfer records of the Company will reflect stop-transfer instructions with respect to such shares. The Company is under no obligation to remove this legend for any reason whatsoever.

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8)	Miscellaneous.

a)	All decisions of the Board upon any questions arising under the Plan or under this Option Agreement shall be conclusive.

b)	Nothing herein contained shall affect Optionee’s right to participate in and receive benefits from and in accordance with the then current provisions of any pension, insurance or other employee welfare plan or program of the Company.

c)	Optionee agrees to make appropriate arrangements with the Company for satisfaction of any applicable federal, state or local income tax, withholding requirements or like requirements, including the payment to the Company at the time of exercise of the Option of all such taxes and requirements.

d)	Whenever the term “Optionee” is used herein under circumstances applicable to any other person or persons to whom this Option, in accordance with the provisions hereof, may be transferred, the word “Optionee” shall be deemed to include such person or persons.

e)	Notwithstanding any of the other provisions hereof, Optionee agrees that he will not exercise this Option and that the Company will not be obligated to issue any of the Stock pursuant to this Option Agreement, if the exercise of the Option or the issuance of such shares of Common Stock would constitute a violation by the Optionee or by the Company of any provision of any law or regulation of any governmental authority or national securities exchange. Upon the acquisition of any Stock pursuant to the exercise of the Option herein granted, Optionee will enter into such written representations, warranties and agreements as the Company may reasonably request in order to comply with applicable securities laws or with this Agreement.

f)	This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company. The interpretation, performance and enforcement of this Option Agreement shall be governed by the laws of the State of Delaware.

The parties have fully read and understand this STOCK PURCHASE OPTION AGREEMENT in its entirety and have signed it on the dates indicated in the spaces provided below.

AXION POWER INTERNATIONAL, INC.

Thomas Granville, CEO	Date signed

Employee Signature	Date signed

Employee Printed Name

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EXHIBIT C

SAMPLE SEPARATION AGREEMENT AND RELEASE

AXION POWER INTERNATIONAL, INC. and AXION POWER BATTERY MANUFACTURING, INC. (“Employer”), and ___________ (“Employee”) hereby agree that:

1. Separation Date. Employee’s last day of employment with Employer shall be (insert date) (the “Separation Date”). Employee and Employer agree that Employee’s separation from Employer is by mutual agreement. Employee shall have no duty to report to work after the Separation Date.

2. Return of Company Property and Confidential Information. On or before the Separation Date, Employee shall return all property of Employer (whether owned, leased or otherwise belonging to Employer) in her possession or under her control or in the possession or control of a third party at her direction, including, but not limited to, keys, access cards, company credit cards, cell phones, blackberry devices, documents, records, paper and electronic files (including computer disks, thumb drives, etc.). Employee specifically agrees to return any and all confidential and/or proprietary information of the Employer in Employee possession, custody or control, including, without limitation, trade secrets, policy and procedure manuals, customer lists and contact information, customer preferences and specifications, other confidential customer data, supplier and vendor lists and other confidential supplier and vendor information, sales and marketing information, business plans, business development reports, marketing strategies, computer processes and programs, computer software, software designs and code, computer reports, cost and pricing data, financial information, worksheets, ledgers, accounts, memoranda, correspondence, reports, profit information, financial data, drawings, engineering, product or process specifications and documentation, customer and client proposals, techniques and systems, productivity reports, status reports, conference reports, project cost estimates, project change orders, project cost analyses, invoices, unpublished designs, patterns and prospective trade identification, employee compensation data, production processes, improvements, developments, designs and technologies, and any other information or knowledge concerning the Employer, its customers, and its business or methods of doing business, whether or not in tangible form, that is of a proprietary and/or confidential nature, and/or has been heretofore or hereafter will be treated as confidential or secret by Employer (hereinafter collectively referred to as “Confidential Information”). By signing this Agreement, Employee hereby represents and warrants that all such Confidential Information and other Employer property have been returned to Employer, and that Employee has not retained any such Confidential Information or Employer property or any copies thereof.

3. Consideration by Employer. In consideration for signing this Separation Agreement and Release and compliance with promises made herein, Employer agrees:

a.	Contract Requirements. In accordance with section 7(c) of your employment agreement, Axion can terminate your employment without good reason at any time with Two (2) weeks written notice. Your employment is hereby terminated on (insert date). You will receive Twenty six (26) weeks of pay in the amount of $(xx,xxx.xx) in your final paycheck for the period ending (insert date) which will be mailed to your home address on (insert date).

b.	Severance. To pay to Employee a severance in the amount of $ (six month’s salary) in one lump sum, subject to regular payroll withholdings and deductions, on the first regular pay date following the expiration of the 7-day revocation period more fully described in paragraph 16 of this Agreement, provided that the Employer has received this Agreement signed by Employee, and that Employee has not exercised her revocation rights under paragraph 16.

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4. Payments as Consideration. Employee understands and agrees that he/she would not be entitled to receive severance monies specified in Paragraph 3 above, except for her execution of this Separation Agreement and Release and the fulfillment of the promises contained herein.

5. Non-Disclosure. Employee acknowledges that in the course of performing services for the Employer, Employee had access to, developed and/or contributed certain Confidential Information, as defined above, concerning the Employer and its business. Employee hereby covenants and agrees that he/she shall not directly or indirectly, at any time prior or subsequent to the Separation Date, disclose, divulge, disseminate, publish, furnish or make accessible to any third party, or use for Employee’s own personal or professional purposes, profit or benefit, any of the Employer’s Confidential Information.

6. Assignment. The rights and protections of the Employer shall extend to any of its successors or assigns and this Agreement may be assigned without Employee’s consent.

7. Taxes. Employee is, and hereby agrees, to be responsible for the payment of any and all federal, state, and/or local taxes which may be payable on the consideration paid for this Agreement. Employee agrees to indemnify and hold harmless the Employer and its insurers, individually or collectively, from and against any and all claims for federal, state and/or local taxes which may be payable on the consideration paid for this Agreement. Employee expressly acknowledges that the Employer has not made, nor herein makes, any representation about the tax consequences of any consideration provided by the Employer to Employee pursuant to this Agreement, and Employee represents and agrees that he/she is not relying on the advice of the Employer or its attorneys as to the legal, tax, or other consequences of this Agreement.

8. Release. In consideration of the payments referenced in paragraph 3, Employee hereby releases, remises and forever discharges Employer, including its shareholders, directors, officers, employees, agents, predecessors, successors, parent companies, affiliates, subsidiaries, assigns, attorneys and insurers from any and all claims, damages, demands, causes of action, suits, debts due, and sums of money of whatever kind and nature which Employee ever had, could have in the future, or now has against Employer arising out of or in any way related to or resulting from Employee’s employment with Employer and/or the cessation thereof. Employee knowingly and voluntarily releases and forever discharges Employer from any and all claims that he/she has or may have against Employer as of the date of her execution of this Separation Agreement and Release, including, but not limited to, any alleged violation of Title VII of the Civil Rights Act of 1964, as amended; The Civil Rights Act of 1991; Sections 1981 through 1988 of Title 42 of the United States Code, as amended; The Employee Retirement Income Security Act of 1974, as amended; The Immigration Reform and Control Act, as amended; The Americans with Disabilities Act of 1990, as amended; The Age Discrimination in Employment Act of 1967 (“ADEA”), as amended; The Older Workers Benefit Protection Act; The Worker Adjustment and Retraining Notification Act, as amended; The Occupational Safety and Health Act, as amended; The Family and Medical Leave Act; The Fair Labor Standards Act; The Vocational Rehabilitation Act of 1973; The Equal Pay Act; The Pennsylvania Human Relations Act, as amended; The Pennsylvania Wage Payment and Collection Law, as amended; The Pennsylvania Minimum Wage Act, as amended; The Pennsylvania Equal Pay Law, as amended; any other federal, state or local civil or human rights law or any other local, state or federal constitution, statute, regulation or ordinance; any public policy, contract, tort, or common law; or any claim for costs, fees, or other expenses including attorneys’ fees.

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9. No Claim Exists. Should Employee file any charge or complaint on his/her own behalf or participate in any charge or complaint which may be made by any other person or organization on her behalf before any federal, state, or local court or administrative agency against Employer, Employee agrees that he/she will not accept any relief or recovery therefrom. Employee confirms that no charge, complaint or action exists in any forum or form.

10. Waiver of Right to Assist. Employee understands that if this Agreement were not signed, Employee would have the right to voluntarily assist other individuals or entities in bringing claims against Employer. Employee hereby waives that right and he/she will not provide any such assistance other than assistance in an investigation or proceeding conducted by the United States Equal Employment Opportunity Commission or as otherwise required by law.

11. Confidentiality. Employee and Employer recognize and acknowledge their mutual interests in maintaining the confidentiality of this Agreement, and agree that each shall keep the fact and terms of this Agreement and the discussions leading to this Agreement strictly confidential. Employee and Employer promise and agree not to disclose, either directly or indirectly, in any manner whatsoever, any information of any kind regarding the terms and amounts paid under this agreement, to any person or organization, including but not limited to representatives of local, state or federal agencies, present and former officers, employees and agents of Employer, and other members of the public. The parties agree that the unauthorized disclosure of the existence or terms of this Agreement shall be considered a material breach of this Agreement, that such breach shall provide a separate and independent cause of action to the other Party to this Agreement, and that this Agreement may be used as evidence in a subsequent proceeding in which the other Party alleges a breach of this Agreement. In the event of a breach of this Paragraph, the breaching party acknowledges that the non-breaching party shall be entitled to injunctive or other equitable relief necessary to enforce this Paragraph. In the event that Employer or Employee takes steps to seek relief from an alleged breach of this Paragraph, all of the remaining provisions of this Agreement shall remain in full force and effect. Employee agrees to inform those persons who had knowledge of the fact and terms of this Agreement on the date hereof that they are bound by the same terms of confidentiality in this Agreement that apply to Employee. The provisions of this Paragraph shall not prohibit Employee from disclosing the fact and terms hereof to such accounting, legal, or similar professional advisors as he/she may from time to time engage. This Paragraph shall not prohibit Employer from disclosing the fact of and terms hereof to Employer’s accounting, legal, or similar professional advisors and to such employees of Employer who, as part of their employment duties in terms of personnel functions at Employer are required to have this information; however, all such employees shall be informed of the confidentiality of the fact of and terms of this Agreement, and they are bound by the same terms of confidentiality as apply to Employer.

12. Severability. Should any part of this Agreement be rendered or declared invalid by a court of competent jurisdiction of the Commonwealth of Pennsylvania, such invalidation of such part or portion of this Agreement should not invalidate the remaining portions thereof, and they shall remain in full force and effect. However, if, within two (2) years from the date of this Agreement, any portion of the general release language is ruled to be unenforceable for any reason, the parties will enter into good faith discussions to amend the general release language to conform to all applicable laws regarding enforceability. If the parties are unable to mutually agree on an appropriate amendment to the general release language, Employee shall return the consideration paid hereunder to Employer.

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13. No Admission of Liability. Employee agrees that neither this Separation Agreement and Release nor the furnishing of the consideration for this Release shall be deemed or construed at any time for any purpose as an admission by Employer of any liability or unlawful conduct of any kind.

14. Non-Disparagement. The parties mutually agree that they shall not make any statements to third parties with the intent or effect of disparaging the other party.

15. Right to Review. Employee agrees that he/she has been given at least twenty-one (21) days after the receipt of this Separation Agreement and Release to consider its terms and decide whether or not to sign it, but that he/she can freely and knowingly waive the twenty-one (21) day period and execute the Agreement before the end of the twenty-one (21) day period, the effect of which is to begin the running of the seven (7) day period described below.

16. Right to Revoke. Employee is aware that he/she may change her mind and freely revoke this Release, only insofar as it applies to any claim he/she may have under the Age Discrimination in Employment Act (ADEA), at any time during the seven (7) days after it is signed, in which case, the provisions of the Release as to the ADEA, only, will have no force or effect. Employee understands and agrees that, upon his/her execution of this Agreement, the payment of the severance sum specified herein will be held by Employer until the expiration of this seven (7) day revocation period, after which the payment will be tendered to Employee if he/she has not exercised her revocation rights under this paragraph. Employee understands and agrees that any revocation under this section must be in writing and delivered to counsel for Employer, at the address, which follows, postmarked within seven (7) days of Employee’s signing of this Agreement to be effective: Jolie Kahn, Esq., 1800 John F Kennedy Blvd., Suite 1400, Philadelphia, PA 19103. If the last day of the revocation period is a Saturday, Sunday, or legal holiday, then the revocation period shall not expire until the next following day which is not a Saturday, Sunday, or legal holiday. The parties acknowledge and agree that any revocation by Employee under this paragraph shall apply only to any claims Employee may have or assert under the ADEA, and is not effective to revoke Employee’s waiver and release of any other claims pursuant to this Release.

17. Right to Consult with Counsel. Employee has been and/or is hereby advised to review this Separation Agreement and Release with Employee attorney, and expressly acknowledges that Employee has read and understands the Agreement and enters into the Agreement of Employee own free will and as a competent adult.

18. Binding Effect. This Separation Agreement and Release shall be binding upon and inure to the benefit of all the parties hereto and their respective shareholders, partners, associates, members, officers, directors, employees, administrators, agents, predecessors, successors, parent companies, affiliates, subsidiaries, insurers, assigns, representatives, executors and heirs.

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19. Choice of Law. This Separation Agreement and Release shall be interpreted, endorsed and governed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to its conflict of law rules.

20. Modification. The terms or conditions of this Separation Agreement and Release may not be modified, altered or changed except upon express written consent of both parties wherein specific reference is made to this Agreement. Any waiver of the terms or covenants hereof must be in a writing executed by the party waiving compliance. Failure of any party at any time or times to require performance of any provision hereof shall in no manner affect his/her or its right at a later time to enforce the same. No waiver by a party of a breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of such term or covenant.

21. Competency. The parties declare that each has fully participated in the negotiation of this Agreement, that each has carefully read this Agreement and reviewed its terms, that each has been given an opportunity to consult with legal counsel to the extent any party so desires, and that each agrees to it for the purpose of making a full and final compromise as to all matters referenced herein.

IN WITNESS WHEREOF, the parties hereto have caused this Separation Agreement and Release to be executed on their behalf as of the day and year indicated below.

AXION POWER INTERNATIONAL, INC.

By: (name)	(Title)

Dated: ___________________

Employee’s name	Dated

WITNESS	Dated

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EXHIBIT D

SALES AND MARKETING INCENTIVE

FOR 2012

The Employee will be eligible to earn incentive compensation for 2012 based on the completion, delivery and acceptance of certain key objectives and milestones.

(1)	Employee may earn 10% of his base annualized salary ($225,000) or $22,500 in the form of a bonus based on the completion and delivery of a Business Development, Sales and Marketing Plan (“ Plan”) to Thomas Granville no later than March 31, 2012.
(a)	The Plan must include a minimum level of orders for 8,000 PbC batteries in calendar year 2012, of which a minimum of 4,000 PbC batteries must be sold and shipped prior to December 31, 2012.
(b)	Upon acceptance of the Plan, the bonus will be earned and its payout will occur no later than April 30, 2012.
(2)	For securing orders of 8,000 PbC batteries, 4,000 of which must be sold and shipped prior to December 31, 2012, with the remaining balance (if any) sold and shipped in 2013, the Employee will earn an additional 15% of his base annualized salary ($33,750).
(3)	For each additional 4,000 PbC batteries ordered, sold and shipped or ordered and not shipped , in 2012 and in any event shipped no later than December 31, 2013, an additional 3.5% of his base annualized salary will be earned ($7,875).
(4)	All bonuses earned under (2) or (3) will be paid on the later of March 31, 2013, or the date of final PbC battery shipment.

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EXHIBIT E

ADDENDUM TO AGREEMENT

Relocation, Temporary Living Expense and Sign-On Bonus

The agreement is amended as of December 20, 2011, to include the following:

1.	The Sign-on Bonus, subject to the original terms and conditions, will have an additional $10,000 added to it, the new total will be $20,000
2.	Temporary living expenses, for up to twelve (12) months will be available in the amount of $1,000 per month to cover rent and utilities (heat, light, cable, etc.) subject to a monthly accounting and reimbursement through the Company expense reimbursement program
3.	Relocation expenses will be allowed to over two (2) house-hunting trips to the area for you and your spouse. In addition, the Company will pay all moving expenses, covering the move, packing/unpacking of household goods and materials, and personal belongings from your current home in Indiana to New Castle, Pa. or its environs.
4.	The dates you become eligible for various time related elements of compensation - such as bonus & stock options - be delayed as appropriate - because your start date may be delayed until January 15th at the earliest or Feb 1st at the latest because of your inability to give a resignation notice to your current employer until January 3rd, 2012.

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